Exhibit 99.1

Pyxis Oncology Expands Board of Directors with Appointment of Santhosh Palani, Ph.D., CFA

March 13, 2024

BOSTON, March 13, 2024 (GLOBE NEWSWIRE) -- Pyxis Oncology, Inc. (Nasdaq: “PYXS”), a clinical stage company focused on developing next generation therapeutics to target difficult-to-treat cancers, today announced the appointment of Santhosh Palani, Ph.D., CFA, to its board of directors, effective March 12, 2024.

“We are thrilled to have Santhosh join the Pyxis Oncology board. Santhosh brings a wealth of business, investment, strategic, and board experience to our team,” said Lara S. Sullivan, M.D., President and Chief Executive Officer of Pyxis Oncology. “Santhosh’s guidance, drawing from his experience working across the biopharma industry, will be invaluable as we continue clinical development of our lead asset, PYX-201, a first-in-class and first-in-concept tumor stroma targeting ADC against EDB-fibronectin. His background is highly complementary with those of our other Board members, and I look forward to beginning our work together to drive Pyxis Oncology’s future growth.”

Dr. Palani is a seasoned leader and entrepreneur with over a decade of strategic expertise and drug development experience in the biotechnology and pharmaceutical industries. Dr. Palani is a former investment partner and a current advisory partner at PFM Health Sciences, a leading healthcare investment advisory firm. Prior to joining PFM, Dr. Palani was a Principal at New Enterprise Associates (NEA). Prior to NEA, he was a Vice President of Biotechnology Equity Research at Cowen and Company. Dr. Palani began his career in oncology drug development at Pfizer Inc. and Takeda Pharmaceuticals. He received his Ph.D. in bioengineering from the University of Pennsylvania and completed his postdoctoral work in biochemistry and molecular biophysics at Columbia University. He also holds an M.S. in chemical engineering from Texas A&M University and a B.S. in chemical engineering from the University of Madras, India. Dr. Palani is a CFA® Charterholder.

“I am delighted to join the Board of Directors at Pyxis Oncology at such a pivotal moment in the Company's journey as they anticipate data readouts for their lead ADC program, PYX-201, and their IO program, PYX-106, in 2024,” said Dr. Santhosh Palani. “I look forward to collaborating with Lara, the board, and the leadership team to advance a promising pipeline that could impact patients and deliver value to our shareholders.”

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical stage company focused on defeating difficult-to-treat cancers. The company is efficiently building next generation therapeutics that hold the potential for mono and combination therapies. PYX-201, an antibody-drug conjugate (ADC) that uniquely targets EDB+FN within the tumor stroma, and PYX-106, a fully human Siglec-15-targeting antibody designed to block suppression of T-cell proliferation and function, are being evaluated in ongoing Phase 1 clinical studies in multiple types of solid tumors. Pyxis Oncology’s therapeutic candidates are designed to directly kill tumor cells and to address the underlying pathologies created by cancer that enable its uncontrollable proliferation and immune evasion. Pyxis Oncology’s ADC and immuno-oncology (IO) programs employ novel and emerging strategies to target a broad range of solid tumors resistant to current standards of care. To learn more, visit www.pyxisoncology.com or follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Pyxis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2022, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements

Pyxis Oncology Contact

Pamela Connealy

CFO and COO

ir@pyxisoncology.com